DISTRICT METALS CORP.

- and -

EXPLORA MINERAL AB

PURCHASE AGREEMENT

July 28, 2021

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List of Schedules

SCHEDULE A GRUVBERGET PROJECT
SCHEDULE B FORM OF NSR AGREEMENT

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT dated July 28, 2021.

BETWEEN:

DISTRICT METALS CORP., a company incorporated under the laws of the Province of British Columbia

(the "Purchaser")

AND:

EXPLORA MINERAL AB, a company organized under the laws of Sweden

(the "Vendor")

WHEREAS The Vendor owns and holds, directly 100% of the right, title and interest in and to the mineral claims set out in Schedule A (collectively, the "Gruvberget Project"), and the Purchaser has agreed to purchase and the Vendor has agreed to sell, the Gruvberget Project and related technical data, subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the promises and mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions.  In this Agreement, unless there is something in the subject matter or context inconsistent therewith or the term is otherwise defined, the following terms shall have the following meanings:

"Agreement" means this purchase agreement, together with all schedules, as amended, supplemented, restated and replaced from time to time in accordance with its provisions.

"Applicable Law" means (a) any federal, provincial or municipal or foreign statute, law (including common and civil law), code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, directive, decision, ruling, decree or award; or (c) any regulatory policy, practice or guideline; any published administrative position; or of any Governmental Authority, binding on the Person referred to in the context in which the term is used or binding on the property of that Person referred to in the context in which the term is used.

"Business Day" means any day, except Saturdays and Sundays, on which banks are generally open for business in both the City of Vancouver, British Columbia, Canada, and the City of Stockholm, Sweden.

"Closing" means the completion of the Transaction on the Closing Date in accordance with this Agreement.

"Closing Date" means August 31, 2021 or such other date as agreed to by the Parties in writing.

"Consideration Shares" has the meaning ascribed thereto in Section 2.4(b).

"Constating Documents" means, with respect to any Person, its articles or certificate of incorporation, amendment, amalgamation or continuance, memorandum and articles of association, letters patent, supplementary letters patent, by-laws, partnership agreement, limited liability company agreement or other similar document, and all unanimous shareholder agreements, other shareholder agreements, voting trusts, pooling agreements and similar Contracts, arrangements and understandings applicable to the Person's equity interests, all as amended, supplemented, restated and replaced from time to time.

"Contaminant" means any substance, combination of substances or by-product of any substance which is or may become hazardous, toxic, injurious or dangerous to any person, property, air, land, water, flora, fauna or wildlife; and includes but is not limited to contaminants, pollutants, wastes and dangerous, toxic, deleterious or designated substances as defined in, or regulated by, any Applicable Laws.

"Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, restrictive covenant, agreement, easement, lease, licence, right of occupation, option, right of first refusal, right of pre-emption, privilege or any matter capable of registration against title or any contract to create any of the foregoing.

"Environmental Laws" means any and all Applicable Laws relating to the protection of the environment; health, safety or natural resources including without limitation the presence, release, discharge, handling, transportation, storage, remediation or disposal of Contaminants.

"Expenditures" may include, without limitation, all expenses made in respect of the Gruvberget Project and incurred toward ascertaining the existence, location, quantity, quality or commercial value of mineral deposits in, under, upon or which may be produced from the Gruvberget Project including, without limitation, fees associated with maintaining the Gruvberget Project licenses in good standing, expenses for community relations, environmental matters, permitting, camp costs, geophysical surveys, drilling, sampling, assaying, petrographic and geochemical analysis, metallurgical and engineering work, geological & engineering consultants, assessment, maintenance payments and general administrative expenses directly attributable to the Gruvberget Project. Expenditures may include a reasonable allowance for overhead and allocation of indirect costs, determined in a manner consistent with the Purchaser's internal accounting processes. In the event that value added tax incurred by the Purchaser in Sweden is not able to be refunded, any such incurred value added tax shall constitute Expenditures.

"Force Majeure Event" means any event or cause beyond the reasonable control of the Purchaser, whether foreseeable or unforeseeable, which prevents the Purchaser from, or delays it in, performing its obligations in connection with the Expenditures, and would include, without limitation, strike, lock-out, epidemic, drought, fire, explosion, flood, earthquake, sink hole, riot, war, terrorism, accident, act of God, embargo, legislation, shortage of or a breakdown in materials or transportation facilities, civil commotion, unrest or disturbances (whether localized in relation to the location of the Gruvberget Project or otherwise), disputes with communities or other stakeholders related to licences or the Gruvberget Project, cessation of labour, government interference or control (including laws, regulations, orders, regulations, orders, proclamations or requests of any governmental authority), government inaction, failure to obtain or delays in obtaining any required permits or governmental approvals (unless resulting from a failure of the Purchaser to comply with Applicable Law or to make a proper application), or any other cause or contingency reasonably beyond the control of the Purchaser.

"Governmental Authority" means any domestic or foreign government (including the governments of Canada, Sweden and any other applicable government), whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity.

"Gruvberget Project Data" means all data related to the Gruvberget Project in the possession of, or under the control of, the Vendor, including all digital data and paper form of information related to the Gruvberget Project and not limited to but including maps, surveys, section drawings, plots, assays, drilling results, geophysical, geological, geochemical, geotechnical, metallurgical, underground workings information, mining records and for greater certainty any and all information related to the Gruvberget Project in the possession of the Vendor, including all historical maps, sections, drawings surface or underground, assays, drill results and any recent exploration results including geophysical, geochemical and geological information.

"Interim Period" means the period from the date of this Agreement to the earlier of (i) the Closing Date; and (ii) termination of this Agreement.

"Legal Transfer" has the meaning ascribed thereto in Section 6.1.

"NSR Agreement" means the NSR agreement in the form set out as Schedule B of this Agreement.

"Parties" means collectively, the Purchaser and the Vendor, and "Party" means any of them.

"Permits" means franchises, licenses, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, permits and other approvals, obtained from or required by a Governmental Authority.

"Permitted Encumbrances" means easements, rights of way, zoning ordinances, and other similar land use and environmental regulations which are not, individually or in the aggregate, material in amount or effect.

"Person" is to be broadly interpreted and includes an individual, a corporation, a partnership, a joint venture, a trust, an association, a syndicate, an unincorporated organization, a Governmental Authority, an executor or administrator or other legal or personal representative, or any other juridical entity.

"Proceeding" means any suit, action, dispute, investigation, claim, arbitration, order, summons, citation, directive, charge, demand or prosecution, whether legal or administrative; any other proceeding; or any appeal or application for review; in each case, at law or in equity or before or by any Governmental Authority.

"Public Record" means the financial statements, management discussion and analysis, annual information forms, information circulars, material change reports, press releases and other continuous disclosure documents filed by the Purchaser or its representatives, on behalf of the Purchaser, with the TSX-V and any applicable securities regulatory authority (including on SEDAR).

"Transaction" means the purchase and sale of the Gruvberget Project and Gruvberget Project Data and all other transactions contemplated by this Agreement.

"TSX-V" means the TSX Venture Exchange.

1.2 Construction.  This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party does not apply to the construction or interpretation of this Agreement.

1.3 Knowledge.  Where any representation, warranty or other statement in this Agreement is expressed to be made by a Party to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to such Party or of which such Party is aware, it shall mean such knowledge as is actually known after due inquiry by the officers or directors of a Party who have overall responsibility for or knowledge of the matters relevant to such statement.

1.4 Certain Rules of Interpretation

(a) Amendments. Any reference in this Agreement to any act, by-law, rule or regulation or to a provision thereof shall be deemed to include a reference to any act, by-law, rule or regulation or provision enacted in substitution or amendment thereof.

(b) Gender and Number. In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(c) Headings and Table of Contents. The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(d) Section References. Unless the context requires otherwise, references in this Agreement to Articles, Sections or Schedules are to Articles, Sections or Schedules of this Agreement.

(e) Words of Inclusion. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" and the words following "include", "includes" or "including" shall not be considered to set forth an exhaustive list.

(f) References to this Agreement. The words "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(g) References to "agreed form" documents. References to a document in "agreed form" are to that document in the form agreed by the Parties.

(h) Currency. Unless stated otherwise, all dollar amounts and/or figures in this Agreement are expressed in Canadian dollars.

(i) Business Day. In the event that the date for the taking of any action under this Agreement falls on a day which is not a Business Day, then such action shall be taken on the next following Business Day.

1.5 Schedules.  The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule A - Description of Gruvberget Project

Schedule B - Form of NSR Agreement

ARTICLE 2
PURCHASE AND SALE

2.1 Agreement to Purchase and Sell.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Vendor shall sell, transfer, convey and assign to the Purchaser (or a wholly owned subsidiary of the Purchaser, as directed by the Purchaser) and the Purchaser (or a wholly owned subsidiary of the Purchaser, as directed by the Purchaser) shall purchase and acquire from the Vendor, free and clear of all Encumbrances other than Permitted Encumbrances, an undivided one hundred percent (100%) registered and beneficial right, title and interest in and to the following: (a) the Gruvberget Project; and (b) the Gruvberget Project Data (collectively, the "Purchased Assets").

2.2 Purchase Price.  Subject to the terms and conditions of this Agreement, in consideration for the Purchased Assets, the Purchaser will:

(a) pay the sum of $20,000 by bank draft, cheque, or wire to the Vendor on the Closing Date;

(b) issue a total of 1,000,000 common shares in the capital of the Purchaser (the "Consideration Shares") on the Closing Date, subject to a statutory hold period, as more particularly set forth in Section 5.4; and

(c) grant the Vendor 2.5% net smelter returns royalty with respect to the Gruvberget Project on the terms set out in the NSR Agreement,

(collectively, the "Purchase Price").

2.3 Excluded Liabilities.  The Purchaser will not assume, pay, perform, or discharge any liabilities or obligations of the Vendor, all of which will remain the sole responsibility of the Vendor.

2.4 Expenditures

(a) The Purchaser will incur $500,000 of Expenditures on or before April 30, 2023.

(b) The Purchaser shall be permitted in its sole discretion, and in lieu of incurring the Expenditures set out in Section 2.4(a), to make a cash payment to the Vendor, the value of such payment would be deemed to be Expenditures for the purposes of the Purchaser's obligations under Section 2.4(a).

(c) If the Purchaser fails to incur Expenditures in accordance with Section 2.4(a), then the Vendor shall, if it wishes to enforce its rights hereunder, be obliged to give the Purchaser 30 days written notice to remedy the breach. If the Purchaser fails to comply with such notice within 30 days of receipt of written notice, then the Purchaser shall immediately transfer and assign the Purchased Assets back to the Vendor, in all cases without prejudice to the Vendor's rights to claim damages.

(d) If any impediments arise that are outside the control of the Purchaser, including a Force Majeure Event, then the time frame and deadline for the Expenditures set out in Section 2.4(a) shall be extended by the period of time equivalent to the length of time that such impediments persist.

ARTICLE 3
CLOSING AND CONDITIONS OF CLOSING

3.1 Closing.  Closing shall take place at the offices of Borden Ladner Gervais LLP in Vancouver, British Columbia, Canada or at such other place as agreed to by the Vendor and the Purchaser.

3.2 Conditions for the Benefit of the Purchaser

(1) The Purchaser shall be obliged to complete the Transaction only if each of the following conditions precedent have been satisfied in full at or before the Closing Date:

(a) all of the representations and warranties of the Vendor made in this Agreement are true and correct as of the Closing Date with the same effect as if made on and as of the Closing Date (except as those representations and warranties may be affected by events or transactions expressly permitted by or resulting from the entering into of this Agreement);

(b) the Vendor will have complied with or performed all of the obligations, covenants and agreements to be complied with or performed by the Vendor on or before the Closing Date, to the satisfaction of the Purchaser, acting reasonably;

(c) the Purchaser shall have received final acceptance of the TSX-V to the Transaction and approval for listing of the Consideration Shares by the TSX-V subject only to customary post-closing conditions, together with all other regulatory and third party consents and approvals;

(d) the Vendor shall have caused to be delivered to the Purchaser:

(i) a certificate signed by a senior officer of the Vendor certifying the Constating Documents of the Vendor, and certifying the resolutions of the board of directors of the Vendor authorizing the transfer of title of the Purchased Assets, and the execution, delivery and performance of the NSR Agreement, and the execution, delivery and performance of this Agreement and of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by the Vendor;

(ii) an assignment and assumption agreement in a form satisfactory to the Purchaser evidencing the contractual transfer of the Vendor's right and interest in the Purchased Assets to the Purchaser, or a wholly owned subsidiary of the Purchaser, as directed by the Purchaser (recognizing that evidence of Legal Transfer will follow post-Closing in accordance with Section 6.1);

(iii) the Gruvberget Project Data in such format(s) as the Purchaser requests, acting reasonably;

(iv) a copy of NSR Agreement, duly executed by the Vendor;

(v) a certificate signed by a senior officer of the Vendor to the effect of Sections 3.3(1)(a) and (b), dated as of the Closing Date;

(vi) such other documentation as the Purchaser reasonably requests in order to establish the completion of the Transaction;

(e) there is no injunction or restraining order issued preventing, and no pending or threatened Proceeding, against any Party, for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of the Transaction is improper or would give rise to a Proceeding, under any Applicable Law; and

(f) since the date of this Agreement there has not occurred any event which may have a material adverse effect on the Gruvberget Project, the legal status of the Gruvberget Project or the Vendor' ability to complete the Transaction.

(2) Each of the conditions set out in Section 3.2(1) is for the exclusive benefit of the Purchaser and the Purchaser may waive compliance with any such condition in whole or in part by notice in writing to the Vendor, except that no such waiver operates as a waiver of any other condition.

3.3 Conditions for the Benefit of the Vendor

(1) The Vendor shall be obliged to complete the Transaction only if each of the following conditions precedent has been satisfied in full at or before the Closing Date:

(a) all of the representations and warranties of the Purchaser made in this Agreement are true and correct as of the Closing Date with the same effect as if made on and as of the Closing Date (except as those representations and warranties may be affected by events or transactions expressly permitted by or resulting from the entering into of this Agreement);

(b) the Purchaser will have complied with or performed all of the obligations, covenants and agreements under this Agreement to be complied with or performed by the Purchaser on or before the Closing Date to the satisfaction of the Vendor, acting reasonably;

(c) the Purchaser shall have received final acceptance of the TSX-V to the Transaction and approval for listing of the Consideration Shares by the TSX-V subject only to customary post-closing conditions, together with all other regulatory and third party consents and approvals;

(d) the Purchaser has caused to be delivered to the Vendor the following:

(i) a certificate signed by a senior officer of the Purchaser certifying the Constating Documents of the Purchaser, and certifying the resolutions of the board of directors of the Purchaser authorizing the issuance and delivery of the Consideration Shares, and the execution, delivery and performance of the NSR Agreement, and the execution, delivery and performance of this Agreement and of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by the Purchaser;

(ii) evidence of issuance and delivery of the Consideration Shares in accordance with Section 2.2(b) hereof and the registration and delivery instructions provided by the Vendor;

(iii) a copy of NSR Agreement, duly executed by the Purchaser;

(iv) payment of the sum of $20,000 in accordance with Section 2.2(a) hereof;

(v) a certificate signed by a senior officer of the Purchaser to the effect of Sections 3.3(1)(a) and (b), dated the Closing Date; and

(vi) such other documentation as the Vendor reasonably request in order to establish the completion of the Transaction;

(e) there is no injunction or restraining order issued preventing, and no pending or threatened Proceeding, against any Party, for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of the Transaction is improper or would give rise to a Proceeding, under any Applicable Law; and

(f) since the date of this Agreement there has not occurred any event which may have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Purchaser or the Purchaser's ability to complete the Transaction.

(2) Each of the conditions set out in Section 3.3(1) is for the exclusive benefit of the Vendor and the Vendor may waive compliance with any such condition in whole or in part by notice in writing to the Purchaser, except that no such waiver operates as a waiver of any other condition.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Vendor.  The Vendor represents and warrants to the Purchaser as follows and acknowledge that the Purchaser is relying on these representations and warranties in connection with its purchase of the Purchased Assets:

(1) Organization and Corporate Power. The Vendor is duly incorporated and organized, and is validly subsisting, under the laws of its jurisdiction of incorporation, and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction. The Vendor has all the necessary corporate power and authority to own or lease or dispose of the Purchased Assets, to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder.

(2) Capacity. The Vendor has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto;

(3) Authorization. All necessary corporate action has been taken by the Vendor to authorize its execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder.

(4) Enforceability. This Agreement has been duly executed and delivered by the Vendor and (assuming due execution and delivery by the Purchaser) is a legal, valid and binding obligation of the Vendor enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.  Each of the contracts, agreements and instruments required by this Agreement to be delivered by the Vendor will at the Closing have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will be enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(5) Bankruptcy.  The Vendor is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) (or the analogous legislation in Sweden) and has not made an assignment in favour of its creditors or a proposal in bankruptcy under Applicable Law to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it.  The Vendor has not initiated Proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution.  No receiver or interim receiver has been appointed in respect of the Vendor or any of its undertakings, property or assets (including any of the Purchased Assets) and no execution or distress has been levied on any of its undertakings, property or assets (including any of the Purchased Assets), nor has any Proceedings been commenced in connection with any of the foregoing.

(6) Absence of Conflict.  The execution, delivery and performance of this Agreement by the Vendor and the completion of the Transaction will not (whether after the passage of time or notice or both) result in:

(a) the breach or violation of any of the provisions of, or constitute a default under, or give any Person the right to seek or cause a termination, cancellation, amendment or renegotiation of any contract to which it is a party or by which any of its undertakings, property or assets (including the Purchased Assets) is bound or affected; or

(b) the breach or violation of any of the provisions of, or constitute a default under, or conflict with any of its obligations under:

(i) any provision of its Constating Documents or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor;

(ii) any judgment, decree, order or award of any Governmental Authority having jurisdiction over the Vendor;

(iii) any approval issued to, or held by, it or held, for the benefit of or necessary to the ownership of the Purchased Claims; or

(iv) any Applicable Law; or

(c) the creation or imposition of any Encumbrance over any of the Purchased Assets.

(7) Interest in Mineral Rights.

(a) The Vendor is the sole legal and beneficial owner of 100% of the right, title and interest in and to the Gruvberget Project free and clear of any Encumbrance and the Vendor has the exclusive right to deal with the Gruvberget Project.

(b) All of the mineral claims comprising the Gruvberget Project have been properly located and recorded in compliance with Applicable Law and are valid and subsisting mineral claims.

(c) The Gruvberget Project claims are in good standing under Applicable Law and all work required to be performed and filed in respect thereof has been performed and filed, all taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(d) There is no material adverse claim against, or challenge to, the title to or ownership of the Gruvberget Project.

(e) No Person other than the Vendor has any interest in the Gruvberget Project or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(f) There are no options, back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect the Vendor' interest in the Gruvberget Project.

(g) There are no material restrictions on the ability of the Vendor to use, transfer or exploit the Gruvberget Project, except pursuant to the Applicable Law.

(h) The Vendor has not received any notice, whether written or oral, from any Governmental Authority of any revocation or intention to revoke any interest of the Vendor in any of the claims comprising the Gruvberget Project.

(8) Regulatory and Third Party Approvals.

(a) There is no requirement to make any filing with, give any notice to or obtain any Permit as a condition to the lawful completion of the Transaction contemplated by this Agreement.

(b) There is no requirement under any contract or Permit relating to the Purchased Assets or the Vendor to which the Vendor is a party or by which the Purchased Assets or the Vendor is bound or affected for any approvals from any party to that contract or Permit relating to the completion of the Transaction.

(c) The Vendor has not received any notice of proceedings relating to the revocation, suspension, termination or modification of any Permits necessary to conduct the exploration activities currently proposed by the Purchaser (the "Proposed Exploration Program"), and there are no facts or circumstances, known to it, that could lead to the revocation, suspension, modification or termination of any such Permits or that would otherwise have a material and adverse effect on the Purchaser's ability to obtain the Permits necessary to conduct, and to conduct the Proposed Exploration Program (subject to the Purchaser's compliance with Applicable Law and making the proper applications under Applicable Law for the Permits required to conduct the Proposed Exploration Program).

(9) Environmental.

(a) All activities conducted by or on behalf of the Vendor in respect of the Gruvberget Project, have been and are in compliance with all Environmental Laws.

(b) The Vendor has never received any notice of, nor been prosecuted for an offence alleging non-compliance with any Environmental Laws, and the Vendor has not settled any allegation of non-compliance.

(c) There are no orders or directions issued or pending under Environmental Laws relating to the Gruvberget Project, nor has the Vendor received notice of any such orders or directions.

(d) The Vendor has not caused or permitted the release, migration or discharge, in any manner whatsoever, of any Contaminant from the Gruvberget Project.

(e) The Vendor has not received any notice that it is potentially responsible for any clean-up or corrective action at the Gruvberget Project.

(f) True, accurate and complete copies of all documents, including any certificates or reports, issued, filed or registered on title or with any Governmental Authority, pursuant to Environmental Laws with respect to the Gruvberget Project have been provided to the Purchaser.

(g) True, accurate and complete copies of all environmental audits, site assessments, risk assessments, studies or tests relating to the Gruvberget Project have been provided to the Purchaser.

(10) Money Laundering. The operations of Vendor have been conducted in compliance with financial record-keeping and reporting requirements of Applicable Law relating to money laundering, and the Vendor has instituted and maintains policies and procedures designed to ensure continued compliance with such Applicable Law.

(11) Corrupt Practices.  Neither Vendor nor any of its respective officers, directors, employees, advisors or agents, has made any payment, directly or indirectly, in violation of any Applicable Law prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature, including the Corruption of Foreign Public Officials Act (Canada) and the Foreign Corrupt Practices Act (U.S.), and the Vendor has instituted and maintained policies and procedures designed to ensure continued compliance with such Applicable Law.

(12) Disclosure.  To the knowledge of the Vendor, no representation or warranty by the Vendor in this Agreement or in any Schedule to this Agreement, or any statement, list or certificate furnished or to be furnished by the Vendor pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made.

4.2 Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on these representations and warranties in connection with their sale of the Purchased Assets:

(1) Organization and Corporate Power.  The Purchaser is a corporation duly incorporated and organized, and is validly subsisting, under the laws of the Province of British Columbia and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction and is in good standing under the laws of such jurisdiction. The Purchaser has all necessary corporate power and authority to acquire the Purchased Assets, to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder.

(2) Authorization. All necessary corporate action has been taken by the Purchaser to authorize its execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder.

(3) Enforceability.  This Agreement has been duly executed and delivered by the Purchaser and (assuming due execution and delivery by the Vendor) is a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.  Each of the contracts, agreements and instruments required by this Agreement to be delivered by the Purchaser will at the Closing have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will be enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(4) Bankruptcy.  The Purchaser is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it.  The Purchaser has not initiated Proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of it or any of its undertakings, property or assets and no execution or distress has been levied on any of its undertakings, property or assets, nor have any Proceedings been commenced in connection with any of the foregoing.

(5) Absence of Conflict.  The execution, delivery and performance of this Agreement by the Purchaser and the completion of the Transaction will not (whether after the passage of time or notice or both) result in:

(a) the breach or violation of any of the provisions of, or constitute a default under, or give any Person the right to seek or cause a termination, cancellation, amendment or renegotiation of any contract to which it or he is a party or by which any of its undertakings, property or assets is bound or affected; or

(b) the breach or violation of any of the provisions of, or constitute a default under, or conflict with any of its obligations under:

(i) any provision of its Constating Documents or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser;

(ii) any judgment, decree, order or award of any Governmental Authority having jurisdiction over the Purchaser; or

(iii) any Applicable Law.

(6) Reporting Issuer.  The Purchaser is a reporting issuer under the securities laws of the Province of British Columbia and Alberta and is not in default of any requirements of such securities laws and is not included on a list of defaulting reporting issuers maintained by the securities regulatory authorities of such provinces, as applicable.

(7) Statements in Public Record.  Since January 1, 2020, except with respect to any statement in the Public Record which has subsequently been restated or amended by another statement set forth in the Public Record, all the statements set forth in the Public Record were true and correct, in all material respects and did not contain any misrepresentation (as such term is defined in the Securities Act (British Columbia)) as of the date of such statements, and the Purchaser has not filed any confidential material change reports under the laws of Canada since the date of such statements which remain confidential as at the date hereof.  Other than as disclosed in the Public Record, no material fact or material change has arisen or has been discovered which would have been required to have been stated in the Public Record had the fact arisen or been discovered on, or prior to, the date of such Public Record.

(8) Litigation.  There is no suit, action, litigation, investigation, claim, complaint or proceeding before any governmental authority in progress or, to the knowledge of the Purchaser, pending or to the knowledge of the Purchaser threatened against or relating to the Purchaser, which, if determined adversely, would prevent the Purchaser from issuing the Consideration Shares.

(9) No Cease Trade Order.  There is no order, ruling or decision by a court or regulatory or administrative authority that has the effect of prohibiting or restricting the distribution of the Consideration Shares as contemplated hereunder.

(10) Securities Matters.  At the date of issuance of any Consideration Shares, such Consideration Shares shall be validly issued as fully-paid and non-assessable shares in the capital of the Purchaser and the issuance of any Consideration Shares will be exempt from the prospectus and registration requirements of Applicable Law.

4.3 Survival of Representations, Warranties and Covenants

(1) The representations and warranties contained in this Agreement and in any contract, agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall survive Closing and continue for a period of two years.

(2) Notwithstanding Section 4.3(1) a claim for any breach of any of the representations and warranties contained in this Agreement or in any contract, agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud, fraudulent misrepresentation or intentional misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Applicable Law.

4.4 Termination of Liability.  On the expiry of the relevant time limits referred to in Section 4.3, no party shall have any liability or obligations to the other party in respect of any inaccuracy in or breach of any representation or warranty contained in this Agreement, except for (and only to the extent of) any Proceeding which has been made by the other party and communicated to the party making that representation and warranty prior to the expiry of those time limits, and in that event, only on the terms and conditions of and to the extent provided for in ARTICLE 7.

ARTICLE 5
INTERIM PERIOD COVENANTS

5.1 Exclusive Dealings.  During the Interim Period, the Vendor will not enter into or continue negotiations or discussions with any third party in respect of a sale of the Purchased Assets or any part of the Purchased Assets. In addition, the Vendor agrees that, until the Closing Date or termination of this Agreement, access will not be given to any other information relating to the Purchased Assets for the purpose of enabling that third party to make a determination as to whether to enter into a transaction with the Vendor for the Purchased Assets.

5.2 Investigation.  During the Interim Period, the Vendor shall, and shall cause their representatives to, permit the Purchaser and its authorized representatives to make any reasonable investigations of the Gruvberget Project and any other matters related to the Transaction that the Purchaser deems advisable, including a site visit. During the Interim Period, the Vendor will provide the Purchaser and its representatives with reasonable access to, and will make available to it for inspection and review, all books of account, leases, agreements and any other documents of or related to the Gruvberget Project and the Transaction. The Vendor will make its own representatives and advisors available for consultation at reasonable times and on reasonable notice. This information will be treated as confidential information.

5.3 Notification of Certain Matters

(1) During the Interim Period, the Vendor shall give prompt notice in writing to the Purchaser of:

(a) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of the representations or warranties of the Vendor contained in this Agreement to be untrue or inaccurate during the Interim Period;

(b) any Proceeding commenced or threatened against the Vendor or relating to or involving or otherwise affecting any of them, or which relates to the consummation of the Transaction; and

(c) any failure by the Vendor to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under this Agreement.

5.4 Securities Law Matters.  The Vendor hereby acknowledges that the Purchaser's ability to issue the Consideration Shares pursuant to this Agreement is subject to the applicable securities laws and the rules and policies of the TSX-V, and the Consideration Shares issued to the Vendor will be subject to resale restrictions imposed by applicable securities laws and the rules of the TSX-V, which rules require that restrictive legend be placed on share certificates delivered to the Vendor under this Agreement, and the Vendor covenants and agrees with the Purchaser to abide by all resale restrictions.

ARTICLE 6
POST-CLOSING COVENANTS

6.1 Legal Transfer.  To the extent permissible under Applicable Law, the Vendor agrees in favour of the Purchaser to execute and deliver such further documents or instruments, and to use all commercially reasonable efforts, as may be necessary in order to confirm the legal transfer of title of the Purchased Assets from the Vendor to the Purchaser (or a wholly owned subsidiary of the Purchaser, as directed by the Purchaser) and registration of the Purchased Assets in the name of the Purchaser (or a wholly owned subsidiary of the Purchaser, as directed by the Purchaser)  (the "Legal Transfer") and to provide evidence of the Legal Transfer from the applicable Governmental Authority to the Purchaser upon completion of the Legal Transfer.

6.2 Notice and Consent.  Prior to the completion of the Legal Transfer, the Purchaser shall provide the Vendor with notice of any proposed material exploration activities that involve land access to the Gruvberget Project and shall seek the consent of Vendor, not to be unreasonably withheld, in advance of any such activities.

6.3 Correspondence with Governmental Authority. Prior to the completion of the Legal Transfer, the Vendor shall promptly provide the Purchaser with copies of any correspondence with a Governmental Authority relating to the Gruvberget Project or the Legal Transfer.

6.4 Termination.  If the Vendor has not provided evidence satisfactory to the Purchaser, acting reasonably, that the Legal Transfer has been completed within one year of the date of this Agreement, then the Purchaser shall, at its option, to be exercised by delivery of written notice to the Vendor, have the right to terminate the NSR Agreement and repurchase the Consideration Shares for the sum of $10.00.

6.5 Survival of Post Closing Covenants.  For greater certainty, the Parties acknowledge that the covenants set out in this Article 6 shall survive the Closing.

ARTICLE 7
INDEMNIFICATION

7.1 Indemnification by the Vendor

(1) Subject to Section 7.3, the Vendor shall indemnify and save harmless the Purchaser the amount of any and all Losses as a result of or arising in connection with:

(a) any inaccuracy of or any breach of any representation or warranty made by the Vendor in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement;

(b) any breach or non-performance by the Vendor of any covenant or other obligation contained in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement; and

(c) any claim to which the Vendor is a party at any time on or prior to the Closing Date, or to which it becomes a party after the Closing Date arising from the fact or circumstances that existed at any time on or prior to the Closing Date.

7.2 Indemnification by the Purchaser

(1) Subject to Section 7.3, the Purchaser shall indemnify and save harmless the Vendor the amount of any and all Losses as a result of or arising in connection with:

(a) any inaccuracy of or any breach of any representation or warranty made by the Purchaser in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement; and

(b) any breach or non-performance by the Purchaser of any covenant or other obligation contained in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement.

7.3 Knowledge.  The right of any Party to indemnification, payment, reimbursement, or other remedy based upon any representation, warranty, covenant or obligation contained in this Agreement will not be affected by any investigation conducted by or on behalf of such Party or any knowledge acquired by such Party at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, such representation, warranty, covenant or obligation.

7.4 Definition of "Losses".  For the purposes of ARTICLE 7 of this Agreement, "Losses" means, with respect to any matter, all losses, damages, claims, obligations, penalties, judgements, settlement payments, awards, fines, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising as a consequence of such matter, but excluding, in each case, all consequential, punitive, special or similar losses or damages.

7.5 Waiver.  The indemnitor waives any right it may have to require an indemnitee to proceed against or enforce any other right, power, remedy or security or to claim payment from any other Person before claiming under the indemnity provided for in this ARTICLE 7.  It is not necessary for an indemnitee to incur expense or make payment before enforcing that indemnity.

ARTICLE 8
TERMINATION

8.1 Termination Events.  This Agreement may be terminated by: (a) mutual written consent of all Parties; (b) written notice from any Party to the other Party if the Closing Date has not occurred on or before October 31, 2021.

8.2 Effect of Termination.  Each Party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, whether at law, in equity or otherwise, and the exercise of that right of termination is not an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all obligations of the Parties under this Agreement will terminate.

ARTICLE 9
GENERAL

9.1 Expenses.  Other than as set out in this Agreement, each Party shall pay all expenses (including taxes imposed on those expenses) it incurs in the authorization, negotiation, preparation, execution and performance of this Agreement and the Transaction, including all fees and expenses of its representatives.

9.2 Entire Agreement.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior correspondence, agreements, negotiations, discussions and understandings, written or oral.  Except as specifically set out in this Agreement, there are no representations, warranties, conditions or other agreements or acknowledgements, whether direct or collateral, express or implied, written or oral, statutory or otherwise, that form part of or affect this Agreement or which induced any Party to enter into this Agreement.

9.3 Time of Essence.  Time is of the essence of this Agreement.

9.4 Amendment.  This Agreement may be supplemented, amended, restated or replaced only by written agreement signed by each Party.

9.5 Waiver of Rights.  Any waiver of, or consent to depart from, the requirements of any provision of this Agreement is effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement operates as a waiver of that right.  No single or partial exercise of any such right precludes any other or further exercise of that right or the exercise of any other right.

9.6 Governing Law.  This Agreement and any dispute arising from or in relation to this Agreement are governed by, and interpreted and enforced in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable in that province, excluding the choice of law rules of that province.

9.7 Notices

(1) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, address as follows:

in the case of a notice to the Purchaser:

District Metals Corp.

918 - 1030 West Georgia Street

Vancouver, BC, V6E 2Y3

Attention: Garrett Ainsworth

Email: gainsworth@districtmetals.com

with a copy (which does not constitute notice) to:

Borden Ladner Gervais LLP

1200 Waterfront Centre

200 Burrard St.

Vancouver, BC, Canada V7X 1T2

Attention: Michael T. Waters

Email: mwaters@blg.com

and in the case of a notice to the Vendor:

Explora Mineral AB

c/o Magnus Leijd

Dopparestigen 4 LGH 1302

Attention: Anders Zetterqvist

Email: anders.zetterqvist@zgeo.se

(2) Any notice sent in accordance with this Section 9.7 is deemed to have been received:

(a) if delivered prior to or during normal business hours on a Business Day in the place where the notice is received, on the date of delivery;

(b) if sent by mail, on the fifth Business Day in the place where the notice is received after mailing, or, in the case of disruption of postal service, on the fifth Business Day after cessation of that disruption; or

(c) if sent in any other manner, on the date of actual receipt;

except that any notice delivered in person or sent by transmission not on a Business Day or after normal business hours on a Business Day, in each case in the place where the notice is received, is deemed to have been received on the next succeeding Business Day in the place where the notice is received.

(3) Any Party may change its address for notice by giving notice to the other Parties.

9.8 Assignment.  No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its rights or obligations under this Agreement to any Person.

9.9 Further Assurances.  Each Party shall promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Agreement that any other Party may reasonably require, for the purposes of giving effect to this Agreement.

9.10 Severability.  If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, that provision will, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to the other Parties or circumstances. The Parties shall engage in good faith negotiations to replace any provision which is so restricted, prohibited or unenforceable with an unrestricted and enforceable provision, the economic effect of which comes as close as possible to that of the restricted, prohibited or unenforceable provision which it replaces.

9.11 Successors.  This Agreement is binding on, and enures to the benefit of, the Parties and their respective successors.

9.12 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together constitute one agreement.  Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in legible form, including without limitation in a tagged image format file (TIFF) or portable document format (PDF), shall be equally effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first above written.

DISTRICT METALS CORP.

By:	/s/ Garrett Ainsworth
Garrett Ainsworth
President, CEO and Director

EXPLORA MINERAL AB

By:	/s/ Anders Zetterqvist
Anders Zetterqvist
Director

SCHEDULE A

DESCRIPTION OF GRUVBERGET PROJECT

Tenure Number	Tenure Name	Claim Expiry	Hectares	Location
2019:52	Gruvberget nr 1001	2023-05-15	208 ha	Leksand, Dalarnas län
	Gruvberget nr 1002	Applied for by the purchaser	5,078 ha	Leksand, Dalarnas län

A-1

SCHEDULE B

FORM OF NSR AGREEMENT

(See Attached)

B-1

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT dated as of the ___ day of _______________, 2021

AMONG:

DISTRICT METALS CORP., a company incorporated under the laws of the Province of British Columbia (the "Guarantor")

AND:

[●]., a company incorporated under the laws of Sweden (the "Company")

AND:

EXPLORA MINERAL AB, a company organized under the laws of Sweden (the "Royalty Holder")

WHEREAS the Company has agreed to grant to the Royalty Holder a net smelter return royalty on the production of metals and minerals from the Gruvberget Project set out in Schedule "A" (the "Gruvberget Project") on the terms set out in this Royalty Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, it is agreed as follows:

1. DEFINITIONS

Unless the context otherwise requires, in this Royalty Agreement, the following terms shall have the following meanings (and grammatical variations shall have the respective corresponding meanings):

"Abandoned Property" has the meaning given in Section 17(c);

"Affiliate" means any person which directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, "control" means, in relation to any person, possession, directly or indirectly, of the power to direct or cause direction of management and policies of that person through ownership of voting securities, contract or otherwise;

"Allowable Deductions" means:

(i) Penalties, fees, expenses, charges, and deductions, metal losses, umpire charges, assaying and sampling charges, smelting costs and treatment charges, that are incurred by the Company or its Affiliates relating to smelting or refining Products;

(ii) expenses and charges that are incurred by the Company and its Affiliates relating to transportation of the Products from the Area of Interest, a mill or other place of ore treatment to a smelter or refinery, including costs of insurance in respect thereto; and

(iii) all production, extraction, use, severance, ad valorem, value added tax, excise, export or import taxes, custom duties, governmental royalties and other governmental charges if any, payable by the Company or its Affiliates with respect to the existence, severance, production, removal, sale, import, export, transportation, or disposition of ore, concentrates, doré, refined gold, refined silver, or other Products produced from the Area of Interest or in respect of the Royalty, but excluding taxes based on income and like taxes, the value of the Gruvberget Project and any value added or other taxes that are recoverable by the Company or its Affiliates.

Notwithstanding the foregoing and irrespective of whether Product is processed within or outside of the Area of Interest in a facility wholly or partially owned by the Company or by an Affiliate of the Company, Allowable Deductions will not include any costs that are in excess of those which would be incurred on an arm's length basis, or which would not be Allowable Deductions if that Product was processed by an independent third party;

"Applicable Law" means (a) any federal, provincial or municipal or foreign statute, law (including common and civil law), code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, directive, decision, ruling, decree or award; or (c) any regulatory policy, practice or guideline; any published administrative position; or of any Governmental Authority, binding on the person referred to in the context in which the term is used or binding on the property of that person referred to in the context in which the term is used;

"Area of Interest" means:

(i) the area within the outer boundaries of the Gruvberget Project as it exists on the date of this Agreement; and

(ii) the area that lies wholly or partially within two (2) kilometres from the outer boundaries of any part of the Gruvberget Project as it exists on the date of this Agreement and as such boundaries may be enlarged through additional staking of mineral claims by the Company or its Affiliates that are connected with the Gruvberget Project as it exists on the date of this Agreement;

"Average Spot Price" for any completed Quarter means:

(i) in respect of gold, the arithmetic mean of the London AM and PM Price Fix for each day of the completed Quarter on which the London Bullion Market Association fixes a spot price per troy ounce of gold as published in Metal Bulletin or any successor publication;

(ii) in respect of silver, the arithmetic mean of the LBMA Silver Price for each day of the completed Quarter on which the London Bullion Market Association fixes a spot price per troy ounce of silver as published in Metal Bulletin or any successor publication;

(iii) in respect of other precious metals, the arithmetic mean of the price of metal published in the Metal Bulletin or any successor publication, for each day of the completed Quarter on which the price of the precious metal is quoted;

(iv) in respect of copper, the arithmetic mean of the LME Grade A Cash Settlement Price for copper as published in Metal Bulletin or any successor publication, for each Business Day of the completed Quarter; and

(v) in respect of any other Mineral, the arithmetic mean of the price of such Mineral for each Business Day of the completed Quarter, where such price is arrived at using global industry standards for establishing the average spot price of any other such Mineral as published in Metal Bulletin or any successor publication;

"Business Day" means any day, except Saturdays and Sundays, on which banks are generally open for business in both the City of Vancouver, British Columbia, Canada, and the City of Stockholm, Sweden;

"Buy-back Right" has the meaning given in Section 20(a);

"Confidential Information" has the meaning given in Section 28;

"Governmental Authority" means any domestic or foreign government (including the governments of Canada, Sweden and any other applicable government), whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity.

"Gross Proceeds" means, in respect of a completed Quarter the aggregate of:

(i) the gross proceeds that are actually received by the Company or its Affiliates from the sale (whether immediate or for future delivery) during the completed Quarter from the sale or other disposition of all Product extracted from the Area of Interest;

(ii) if the metals account of the Company or its Affiliates at a Mineral Processing Facility is credited with Minerals processed by the Mineral Processing Facility, the gross value of Minerals so credited to the Company or its Affiliates calculated on the basis of the aggregate quantity of such Minerals so credited during the relevant time period multiplied by the Average Spot Price; and

(iii) if there is a Loss of Product, the insurance proceeds received by the Company or its Affiliates during the completed Quarter in respect of such Loss;

"Hedging Transactions" has the meaning given in Section 12;

"Loss" means an insured loss of or damage to Product, whether or not occurring on or off the Area of Interest;

"Mineral Processing Facility" means, collectively, at any time and from time to time, any ore concentrator, mill, smelter, refinery or other mineral processing facility used to process ore from the Area of Interest;

"Mineral Rights" means patented and unpatented mining claims, prospecting licences, tenements, exploration licences, mining leases, mining licences, mineral concessions and claims and other forms of mineral tenure or other rights to minerals or to work upon lands for the purpose of searching for, developing or extracting minerals under any form of mineral title recognized under Applicable Law whether contractual, statutory or otherwise;

"Minerals" means any and all economic, marketable metal bearing material, such as ore in whatever form or state, including but not limited to gold, silver, platinum, palladium, copper, molybdenum, zinc, nickel, iron, lead, cobalt, titanium, uranium, coal, hydrocarbons and any "mineral resource" as that term is defined from time to time in the Income Tax Act (Canada);

"Net Smelter Returns" means the Gross Proceeds less Allowable Deductions;

"Parties" means the Royalty Holder and the Company and "Party" means either of them;

"Penalty" or "Penalties" means a charge or charges made by a refinery, smelter or other third party processing facility, in addition to normal refining costs, for removing from the Product Minerals or other substances which are deleterious to the smelting and refining processes or where the cost of the removal exceeds the value of those Minerals or other substances;

"Prime Rate" means, at any particular time, the prime business rate of the Bank of Canada;

"Product" means all Minerals extracted for use or commercial sale which is produced or extracted by or on behalf of the Company or its Affiliates from the Area of Interest (whether in concentrate, doré and other mineral products in whatever form, metals or minerals which are derived therefrom, whether so derived on or off the Area of Interest or otherwise);

"Quarter" means a period of three calendar months ending on March 31, June 30, September 30, or December 31 and "Quarterly" has a corresponding meaning;

"Relinquishment Event" has the meaning given in Section 17(c);

"Royalty" means the percentage of the Net Smelter Returns to which the Royalty Holder is entitled under Section 2 (after any adjustment arising from the exercise of the Buy-back Right);

"Royalty Agreement" means this document including any schedule, exhibit or appendix to it;

"Royalty Records" means the books, accounts and records maintained by or on behalf of the Company and its Affiliates, showing reasonable detail in relation to:

(i) the quantity of Products sold in each Quarter or for which insurance proceeds have been received in the Quarter;

(ii) the calculation of each component of the Royalty for each Quarter;

(iii) the payment of the Royalty in each Quarter; and

where there is any co-mingling in a Quarter of Products with materials extracted from land outside the boundaries of the Area of Interest, the measures, moistures and assays of the Minerals and substances in the Products extracted and recovered from the Area of Interest prior to the co-mingling;

"Royalty Statement" has the meaning given in Section 4(b);

"Tax" or "Taxes" means all taxes, assessments and other charges, duties, and impositions, including any interest, penalties, tax instalment payments or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income or profits taxes (including federal, provincial, and state income taxes), non-resident withholding taxes, sales and use taxes, branch profit taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business licence taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, land transfer taxes, capital taxes, extraordinary income taxes, surface area taxes, property taxes, asset transfer taxes, and other charges and obligations of the same or of a similar nature to any of the foregoing; and

"Transfer" when used as a verb, means to sell, grant, assign, encumber, hypothecate, pledge or otherwise dispose of or commit to dispose of, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sales or spin-out transactions. When used as a noun, "Transfer" means a sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sale or spin-out transaction.

2. GRANT OF ROYALTY

The Company hereby grants and agrees to pay to the Royalty Holder a royalty equal to 2.5% of the Net Smelter Returns, on the terms and conditions specified in this Royalty Agreement.

3. TERM

The Royalty shall exist in perpetuity. The Royalty shall not be terminated by reason of the suspension of operations or closure of any mine or mining operations on the Gruvberget Project. The Company and the Royalty Holder agree that it is in the intent of the Parties that the Royalty shall constitute a covenant running with the Gruvberget Project and all successors thereof and bind to the title of the Gruvberget Project.

4. PAYMENTS

(a) The Royalty will be due and payable Quarterly on the last Business Day of the month following the end of the Quarter in which the Royalty accrued.

(b) Royalty payments will be accompanied by a statement (a "Royalty Statement") showing in reasonable detail:

(i) the quantities and grades of Product sold or deemed sold by the Company (or its Affiliates) or for which insurance proceeds have been received in the preceding Quarter;

(ii) the Gross Proceeds for the preceding Quarter;

(iii) the applicable Allowable Deductions for the preceding Quarter; and

(iv) other pertinent information in sufficient detail to explain the calculation of the Royalty payment.

5. ROYALTY PAYMENTS AND ADJUSTMENTS

(a) Each Royalty payment will be considered in full satisfaction of all obligations of the Company with respect to that particular payment, unless the Royalty Holder gives the Company written notice describing and setting out a specific objection to the determination of that Royalty payment within twelve months after receipt by the Royalty Holder of the respective Royalty Statement that complies with Section 4(b).

(b) If the Royalty Holder objects to a particular Royalty Statement within the period of twelve months specified in Section 5(a) by providing a notice of objection to the Company, then the Royalty Holder shall have a period of three months after the Company's receipt of notice of such objection to have the Royalty Records (including mining and production records) relating to the calculation of the Royalty payment in question audited by a chartered accountant selected by the Royalty Holder. Upon completion of the audit, the Royalty Holder shall ensure that a copy of the report of the auditor is provided to the Company as soon as practicable.

(c) If an audit conducted in accordance with Section 5(b) determines that there has been a deficiency in the payment made to the Royalty Holder and as long as the Company has been provided with a copy of the report of the auditor and has not disputed the auditor's findings by giving written notice to the Royalty Holder within 45 Business Days of receiving that report, such deficiency will be resolved by adjusting the next Quarterly Royalty payment due under this Royalty Agreement. If no Royalty is due to be paid in the next Quarter, then settlement will be made between the Parties by cash payment within ten Business Days of the expiration of the period of 45 Business Days referred to above. The Royalty Holder shall pay all costs of such audit unless a deficiency of $5,000 or more of the amount due to the Royalty Holder is determined to exist. The Company shall pay the costs of such audit if a deficiency of $5,000 or more of the amount due is determined to exist. Failure on the part of the Royalty Holder to make claim on the Company for adjustment within the period of twelve months specified in Section 5(a) will establish the correctness of the Royalty payment and preclude the making of claims for adjustment of the Royalty payment.

(d) For the purpose of determining the Gross Proceeds: (i) all receipts in a currency other than Canadian dollars shall be converted into Canadian dollars on the day of receipt; and (ii) all disbursements in a currency other than Canadian dollars shall be converted into Canadian dollars at the average rate for the month of disbursement, all such conversions being determined using the Bank of Canada daily average exchange rate.

6. INTEREST

If the Company fails to pay any sum to the Royalty Holder payable by it under or in accordance with this Royalty Agreement then the Company shall pay interest on that sum from the due date for payment until that sum is paid in full at the rate per annum which is the Prime Rate on the date on which the payment was due calculated daily plus 8%. The right to require payment of interest under this Section 6 is without prejudice to any other rights the non- defaulting Party may have against the defaulting Party under this Royalty Agreement, at law or in equity.

7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants in favour of the Royalty Holder that, as of the date of this Royalty Agreement:

(a) The Company is a corporation duly incorporated, amalgamated or continued, as the case may be, organized, validly existing and in good standing under the laws of its current governing jurisdiction.

(b) The Company has all necessary corporate power and authority to enter into and perform its obligations under this Royalty Agreement, to own its existing Mineral Rights, and to carry on its business as now conducted and as currently proposed to be conducted.

(c) The Company has taken all corporate steps and proceedings necessary to approve the transactions contemplated hereby, including the execution and delivery of this Royalty Agreement.

(d) This Royalty Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms by the Royalty Holder against the Company, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

8. ROYALTY HOLDER REPRESENTATIONS AND WARRANTIES

The Royalty Holder represents and warrants in favour of the Company that, as of the date of this Royalty Agreement:

(a) The Royalty Holder is a corporation duly incorporated, amalgamated or continued, as the case may be, organized, validly existing and in good standing under the laws of its current governing jurisdiction.

(b) The Royalty Holder has all necessary corporate power and authority to enter into and perform its obligations under this Royalty Agreement and to carry on its business as now conducted and as currently proposed to be conducted.

(c) The Royalty Holder has taken all corporate steps and proceedings necessary to approve the transactions contemplated hereby, including the execution and delivery of this Royalty Agreement.

(d) This Royalty Agreement has been duly executed and delivered by the Royalty Holder and constitutes a legal, valid and binding obligation of the Royalty Holder enforceable in accordance with its terms by the Company against the Royalty Holder, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

9. SURVIVAL OF REPRESENTATIONS, WARRANTIES  AND COVENANTS

All representations, warranties, covenants and agreements of the Company and the Royalty Holder set forth in this Royalty Agreement shall survive the completion of the transactions herein, notwithstanding any investigation made by or on behalf of the Company or the Royalty Holder, respectively, and all such representations, warranties, covenants and agreements of the Company and the Royalty Holder shall continue in perpetuity in full force and effect for the benefit of the Company and the Royalty Holder, respectively.

10. OPERATIONS ON THE GRUVBERGET PROJECT

The Company will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Gruvberget Project and may suspend operations and production on the Gruvberget Project at any time it considers prudent or appropriate to do so. The Company will owe the Royalty Holder no duty to, develop or mine the Gruvberget Project, or to do so at any rate or in any manner other than that which the Company may determine in its sole and unfettered discretion.

11. CO-MINGLING

The Company shall have the right to comingle ore, concentrates, minerals and other material mined and removed from the Area of Interest from which Products are to be produced, with ore, concentrates, minerals and other material mined and removed from other lands and properties; provided, however, that the Company shall calculate from representative samples the average grade thereof and other measures as appropriate, and shall weigh (or calculate by volume) the material before comingling. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, the Company may use any procedures accepted in the mining and metallurgical industry which it believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures may be used by the Company to apportion among the commingled materials all penalty and other charges and deductions, if any, imposed by the smelter, refiner, or purchaser of such material.

12. HEDGING TRANSACTIONS

If the Company or its Affiliates engages in any commodity futures trading, option trading, metals trading, gold loans or any combination thereof, and any other hedging transactions (collectively "Hedging Transactions"), then all profits and losses resulting from such Hedging Transactions shall be specifically excluded from calculations of Royalty payments pursuant to this Royalty Agreement.

13. TAILINGS

All tailings resulting from the operations and activities of the Company or its Affiliates within the Area of Interest shall be the sole and exclusive property of the Company, but shall be subject to the Royalty if such tailings are produced as a consequence of operations to process ore from the Area of Interest or concentrates derived from such ore, are processed in the future and result in the production of Minerals from the Area of Interest.

14. STOCKPILING

The Company shall be entitled to stockpile, store or place Product from the Area of Interest at such place or places as the Company may elect. In the event that the Company stockpiles or holds inventory of any Product, it must use security for the site where such materials are stockpiled in accordance with industry standards.

15. INSPECTIONS

Upon not less than ten Business Days' notice to the Company, the Royalty Holder, or its authorized representatives, may, under the direction and control of the Company, enter upon all surface and subsurface portions of the Area of Interest for the purpose of inspecting the Area of Interest, all improvements thereto and operations thereon, and may inspect all records and data pertaining to the computation of the Royalty, including without limitation, records and data that are electronically maintained. The Royalty Holder, or its authorized agents or representatives, shall enter upon the Area of Interest at their own risk and expense and shall not hinder the operations and activities of the Company or other operators on or relating to the Area of Interest.

16. ACTIVITIES TO BE CONTINUED IN PROPER MANNER

The Company must conduct its activities in relation to the Gruvberget Project in a proper manner in accordance with all Applicable Law and currently accepted standards and practices in the mining industry in Canada.

17. MAINTENANCE OF CURRENT MINERAL RIGHTS AND RELINQUISHMENT

(a) Subject to Sections 17(b)(i) and (ii), the Company shall use commercially reasonable efforts to do all things and make all payments necessary or appropriate to maintain the right, title and interest of the Company in the Mineral Rights that comprise the Gruvberget Project and to maintain such Mineral Rights in good standing.  The Company shall pay all Taxes and other payments when due on or with respect to the Gruvberget Project, and shall do all things and make all payments necessary or appropriate to maintain the rights, title and interests of the Royalty Holder in the Gruvberget Project and under this Royalty Agreement.

(b) Notwithstanding the foregoing, the Company shall be entitled, from time to time, to abandon or surrender or allow to lapse or expire Mineral Rights that comprise the Gruvberget Project or any portion thereof:

(i) if necessary to comply with Applicable Law, a court order or the requirement of a Governmental Authority; or

(ii) if the Company determines, acting reasonably, that the portion of such the Gruvberget Project is not economically viable or otherwise has insufficient value to warrant continued maintenance, but only if the Company has first complied with the provisions of Section 17(c).

(c) If the Company shall seek to relinquish, drop, abandon or allow to lapse (the "Relinquishment Event") any of its interest in any part or parts of the Gruvberget Project (the "Abandoned Property"), except if necessary to comply with Applicable Law, a court order or the requirement of the Governmental Authority, then the Company shall provide the Royalty Holder with a minimum of 30 days prior written notice of such intended Relinquishment Event. Upon receipt of the said notice, the Royalty Holder shall have a period of ten days within which to advise the Company in writing that it shall seek to take an assignment of the Abandoned Property for consideration equal to $10. If the Royalty Holder forwards such written notice to the Company within the said ten day period, the Company shall thereafter do all such acts and things or shall cause all such acts and things to be done, at the Royalty Holder's own sole cost and expense, to assign its interest in the Abandoned Property to the Royalty Holder for the said $10 and to have the Abandoned Property recorded or registered into the name of the Royalty Holder. If the Royalty Holder does not forward the said written notice to the Company within the said ten-day period, then the Company shall have the right to complete the Relinquishment Event with respect to the applicable Abandoned Property. For certainty, the Royalty Holder agrees that no future Royalty shall be payable by the Company in respect of any Product extracted or processed (or both) from a part of the Gruvberget Project after a Mineral Right comprising that part of the Gruvberget Project is transferred to the Royalty Holder or subject to a Relinquishment Event, in either case, under and in accordance with this Section 17.

(d) Notwithstanding anything else in this Royalty Agreement to the contrary, the Company will not abandon or surrender, or allow to lapse or expire, any of its interest in any part or parts of the Gruvberget Project for the purpose of permitting any third party to acquire such portion of the Gruvberget Project or to otherwise avoid payment of the Royalty, and if the Company, or any Affiliate of the Company, directly or indirectly acquires any such Abandoned Property within three years of the Relinquishment Event, then the calculation of the Royalty pursuant to this Royalty Agreement will include all Product relating to such Abandoned Property.

18. COMPANY ASSIGNMENT

The Company may Transfer, in whole or in part: (i) legal or beneficial title in and to the Gruvberget Project; and (ii) its rights and obligations under this Agreement, provided any purchaser, transferee or assignee, as a condition to completion of the Transfer, agrees in writing in favour of the Royalty Holder to be bound by the terms of this Agreement, including without limitation, this section.

19. ROYALTY HOLDER ASSIGNMENT

The Royalty Holder shall have the right to Transfer its rights in respect of the Royalty or any portion thereof to any lender, and shall have the right to assign or transfer the Royalty or any portion thereof to any third party, in each case upon notice but without the consent of the Company.

20. BUY-BACK RIGHT

(a) The Royalty Holder hereby grants to the Company, on the terms and conditions contained herein, an option to purchase (at any time) from the Royalty Holder, and to require the Royalty Holder to sell to the Company, 2.5% of the net smelter returns royalty for $8 million cash (the "Buy-back Right").

(b) The Buy-back Right shall be exercised by delivering written notice to the Royalty Holder along with the purchase price by way of certified cheque or a bank draft payable to the Royalty Holder, or other method of payment acceptable to the Royalty Holder.

21. REGISTRATION

(a) The Royalty created herein shall be a real property interest in all portions of the Gruvberget Project to which the Royalty applies sufficient to secure the Royalty payments herein provided for.

(b) The Royalty Holder shall be entitled to require the Company, and the Royalty Holder shall be entitled, by itself, to the extent permitted by Applicable Law, to file, record or register evidence of this Royalty Agreement or such deed in any land, title or other similar registry with any Governmental Authority in which title to the Gruvberget Project is recorded. The Company agrees with the Royalty Holder to execute those documents that may be necessary to perfect such recording.

22. TAXES

All amounts paid hereunder shall be made without any deduction, withholding, charge or levy for or on account of any Taxes, all of which shall be for the account of the Party making such payment.  If any such Taxes are so required to be deducted, withheld, charged or levied by the Party making such payment, then such Party shall make, in addition to such payment, such additional payment as is necessary to ensure that the net amount received by the other Party entitled to payment (free and clear and net of any such Taxes, including any Taxes required to be deducted, withheld, charged or levied on any such additional amount) equals the full amount such other Party would have received had no such deduction, withholding, charge or levy been required.  To the extent a Party pays to an applicable Governmental Authority any Taxes that give rise to a gross-up as contemplated by this Section 22, that Party shall provide to the other Party reasonable documentation of the payment of such Taxes within ten days of such payment.

23. NO IMPLIED COVENANTS

The Parties agree that no implied covenants or duties relating to exploration, development, mining or the payment of production royalties or any other monies provided for herein shall affect any of their respective rights or obligations hereunder, and that the only covenants or duties which affect such rights and obligations shall be those expressly set forth and provided for in this Royalty Agreement.

24. RELATIONSHIP OF THE PARTICIPANTS

This Royalty Agreement is not intended to, and will be deemed not to, create any partnership among the Parties including a mining partnership or commercial partnership.

25. INDEMNITY BY THE COMPANY

The Company agrees to indemnify and hold harmless the Royalty Holder and its directors, officers, employees, agents, and Affiliates (if any) from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, law suit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon:

(a) any breach or failure by the Company to comply with any covenant or agreement made by the Company herein; or

(b) operations conducted on or in respect of the Gruvberget Project by or on behalf of the Company or any of its Affiliates that result from or relate to the mining, handling, transportation, smelting or refining of Minerals, including without limitation all losses, claims, demands, proceedings, fines, damages, liabilities, obligations, deficiencies, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties, judgment and amounts paid in settlement of any demand, action, suit, proceeding, assessment, judgment or settlement or compromise), including any Taxes payable in respect thereof, loss of profits, or loss of revenue, in any way arising from or connected with any non-compliance with environmental laws or any contaminants or hazardous substances on, in or under the Gruvberget Project or the soil, sediment, water or groundwater forming part thereof, whether in the past, present or future, or any contaminants or hazardous substances on any other lands or areas having originated or migrated from the Gruvberget Project or the soil, sediment, water or groundwater forming part thereof.

26. GUARANTEE

Guarantor does hereby covenant and agree that it shall cause the Company to comply with all of its obligations under this Royalty Agreement.  In such regard, Guarantor unconditionally and irrevocably guarantees and agrees to be jointly and severally liable with the Company for, the due and timely performance of all obligations, covenants and indemnities of the Company arising under this Royalty Agreement, upon the terms and subject to the conditions of this Royalty Agreement.  The liability of Guarantor under this section will be for the full amount of the obligations without apportionment, limitation or restriction of any kind, will be continuing, absolute and unconditional and will not be affected by any applicable law, or any other act, delay, abstention or omission to act of any kind by the Royalty Holder or any other person, that might constitute a legal or equitable defence to or a discharge, limitation or reduction of Guarantor's obligations under this section. The liability of Guarantor under this section will not be released, discharged, limited or in any way affected by anything done, suffered, permitted or omitted to be done by the Royalty Holder or the Company in connection with any duties, obligations or liabilities of the Company or Guarantor or to the Royalty Holder. The Royalty Holder will not be bound or obligated to exhaust its recourse against the Company or other persons or take any other action before being entitled to demand payment from Guarantor under this section.

27. EXPENSES

Each Party shall be responsible for paying all fees and expenses incurred by such Party in connection with this Royalty Agreement.

28. CONFIDENTIALITY

(a) The terms of this Royalty Agreement, any draft of this Royalty Agreement and all information (whether embodied in tangible or electronic form) obtained by the Royalty Holder in or from Royalty Statements or otherwise relating to the Royalty or to the business and activities of the Company or any of its Affiliates or any other person in relation to the Gruvberget Project, any Mineral Right held by the Company (or an Affiliate) or Product all of which will, for the purposes of this Section 27, be referred to as "Confidential Information", shall be treated by the Royalty Holder as confidential and shall not be disclosed to any person, except in the following circumstances:

(i) the Royalty Holder may disclose the Confidential Information to its auditors, legal counsel, institutional lenders, brokers, underwriters and investment bankers, as long as such non-party users are advised of the confidential nature of the Confidential Information and undertake to maintain the confidentiality of it;

(ii) the Royalty Holder may disclose the Confidential Information to a bona fide purchaser (whether actual or prospective) of all or part of the Royalty Holder's rights under this Royalty Agreement or to a bona fide financier (whether actual or prospective) as long as such purchaser or financier has first entered into a written undertaking in favour of the Company to preserve the confidentiality of the Confidential Information to be disclosed in a manner at least as onerous on the purchaser or financier as this Section 27 is onerous on the Royalty Holder;

(iii) the Royalty Holder may disclose the Confidential Information where that disclosure is necessary to comply with its disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements, policies or requirements, as long as the proposed disclosure is limited to factual matters and the Royalty Holder has availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which they may be entitled; or

(iv) with the prior written approval of the Company.

(b) Any Confidential Information that becomes part of the public domain by no act or omission in breach of this Section 28 will cease to be Confidential Information for the purposes of this Section 28.

(c) Section 28(a) does not restrict the disclosure or use of Confidential Information for the purposes of, and to the extent required in connection with, legal action to enforce rights under, or to seek remedies in connection with, this Royalty Agreement.

29. NOTICE

(a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, address as follows:

(i) in the case of the Company and the Guarantor:

District Metals Corp.

918 - 1030 West Georgia Street

Vancouver, BC, V6E 2Y3

Attention:  Garrett Ainsworth

Email: gainsworth@districtmetals.com

with a copy (which does not constitute notice) to:

Borden Ladner Gervais LLP

1200 Waterfront Centre

200 Burrard St.

Vancouver, BC, Canada V7X 1T2

Attention:   Michael T. Waters

Email: mwaters@blg.com

(ii) in the case of the Royalty Holder:

Explora Mineral AB

c/o Magnus Leijd

Dopparestigen 4 LGH 1302

Attention: Anders Zetterqvist

Email: anders.zetterqvist@zgeo.se

(b) Any notice sent in accordance with Section 29(a) is deemed to have been received:

(i) if delivered prior to or during normal business hours on a Business Day in the place where the notice is received, on the date of delivery;

(ii) if sent by mail, on the fifth Business Day in the place where the notice is received after mailing, or, in the case of disruption of postal service, on the fifth Business Day after cessation of that disruption; or

(iii) if sent in any other manner, on the date of actual receipt;

except that any notice delivered in person or sent by transmission not on a Business Day or after normal business hours on a Business Day, in each case in the place where the notice is received, is deemed to have been received on the next succeeding Business Day in the place where the notice is received.

(c) Any Party may change its address for notice by giving notice to the other Parties.

30. GENERAL

(a) Interpretation. Unless the context otherwise requires, in this Royalty Agreement:

(i) if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(ii) a reference to a person, corporation, trust, partnership, joint venture, incorporated body or other entity includes any of them;

(iii) a reference to a section or schedule is a reference to a section or schedule to this Royalty Agreement;

(iv) a reference to an agreement or document (including a reference to this Royalty Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced except to the extent prohibited by this Royalty Agreement or that other agreement or document;

(v) a reference to a party to an agreement (including this Royalty Agreement) or document includes the party's successors and permitted substitutes (including persons taking by novation) or assigns (and, where applicable, the party's legal personal representatives);

(vi) a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, code, by-law, ordinance or statutory instrument issued under it;

(vii) unless otherwise indicated, a reference to dollars and $ is to the currency of Canada;

(viii) the word "including" means "including without limitation" and "include" and, "includes" will be construed similarly;

(ix) headings are for convenience only and do not form part of this Royalty Agreement or affect its interpretation;

(x) a provision of this Royalty Agreement shall not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Royalty Agreement or the inclusion of the provision in this Royalty Agreement;

(xi) if an act shall be done on a specified day which is not a Business Day, it shall be done instead on the next Business Day; and

(xii) a reference to anything (including a right, obligation or concept) includes a part of that thing, but nothing in this Section 29(a)(xii) implies that performance of part of an obligation constitutes performance of the obligation.

(b) Governing Law. This Royalty Agreement and any dispute arising from or in relation to this Royalty Agreement are governed by, and interpreted and enforced in accordance with, the law of the Province of British Columbia and the laws of Canada applicable in that province, excluding the choice of law rules of that province.

(c) Time of Essence. Time is of the essence in this Royalty Agreement.

(d) Severability. If, in any jurisdiction, any provision of this Royalty Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, that provision will, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Royalty Agreement, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to the other Parties or circumstances. The Parties shall engage in good faith negotiations to replace any provision which is so restricted, prohibited or unenforceable with an unrestricted and enforceable provision, the economic effect of which comes as close as possible to that of the restricted, prohibited or unenforceable provision which it replaces.

(e) Average Spot Price. If an Average Spot Price specified in this Royalty Agreement ceases to exist, ceases to be published, or should no longer be internationally recognized as the basis for payment for the Mineral to which it relates then upon request by any Party, the Parties shall promptly consult together in good faith with the view to agreeing on whatever modifications to the terms of this Royalty Agreement should be considered necessary to make this Royalty Agreement again acceptable to the Parties and shall do their utmost to come to a fair and reasonable agreement based upon another internationally recognized metal price quotation for use in international trade.

(f) Entire Agreement. This Royalty Agreement and the asset purchase agreement between the Company and the Royalty Holder dated [July 28], 2021 (the "Asset Purchase Agreement") constitute the entire agreement between the Parties pertaining to the subject matter of this Royalty Agreement and supersede all prior correspondence, agreements, negotiations, discussions and understandings, written or oral. Except as specifically set out in this Royalty Agreement and the Asset Purchase Agreement, there are no representations, warranties, conditions or other agreements or acknowledgements, whether direct or collateral, express or implied, written or oral, statutory or otherwise, that form part of or affect this Royalty Agreement or which induced any Party to enter into this Royalty Agreement. There is no liability, either in tort or in Contract, assessed in relation to the representation, warranty, opinion, advice or assertion of fact, except as contemplated in this Section 30(f).

(g) Further Assurances. Each Party shall promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Royalty Agreement that any other Party may reasonably require, for the purposes of giving effect to this Royalty Agreement.

(h) Amendment. This Royalty Agreement may be supplemented, amended, restated or replaced only by written agreement signed by each Party.

(i) Waiver of Rights. Any waiver of, or consent to depart from, the requirements of any provision of this Royalty Agreement is effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Royalty Agreement operates as a waiver of that right. No single or partial exercise of any such right precludes any other or further exercise of that right or the exercise of any other right.

(j) Successors. This Royalty Agreement is binding on, and enures to the benefit of, the Parties and their respective successors and permitted assigns.

(k) Counterparts. This Royalty Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together constitute one agreement. Delivery of an executed counterpart of this Royalty Agreement transmitted electronically in legible form, including portable document format (PDF), shall be equally effective as delivery of a manually executed counterpart of this Royalty Agreement.

(l) Authorization.  Each person signing this Royalty Agreement as an authorized officer of a Party hereby represents and warrants that he or she is duly authorized to sign this Royalty Agreement for that Party and that this Royalty Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Royalty Agreement on the date first above written.

DISTRICT METALS CORP.

By:
Garrett Ainsworth
President, CEO and Director

[●]

By:
Name:
Title:
EXPLORA MINERAL AB

By:
Anders Zetterqvist
Director

[Signature page to Royalty Agreement]

SCHEDULE "A"

DESCRIPTION OF GRUVBERGET PROJECT

Tenure Number	Tenure Name	Claim Expiry	Hectares	Location
2019:52	Gruvberget nr 1001	2023-05-15	208 ha	Leksand, Dalarnas län
	Gruvberget nr 1002	Applied for by the purchaser	5,078 ha	Leksand, Dalarnas län

A-1